Exhibit 99.1

Quest Diagnostics Provides Update on Impact of Final 2018 Medicare Payment Rates for Clinical Laboratory Tests

SECAUCUS, N.J., Nov. 20, 2017 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world’s leading provider of diagnostic information services, today provided an update on the impact of the Centers for Medicare and Medicaid Services (CMS) publication of finalized 2018 Medicare reimbursement rates for clinical laboratory tests under the Clinical Lab Fee Schedule (CLFS) pursuant to the Protecting Access to Medicare Act (PAMA) announced November 17, 2017.

“We are deeply disappointed that CMS did not take into account much of the feedback received from across the healthcare ecosystem,” said Steve Rusckowski, Chairman, President and CEO of Quest Diagnostics.  “While we acknowledge adjustments to a few of the most egregious elements of the proposed fee schedule, the final fee schedule remains deeply flawed because it is plagued by a distorted market data collection process that excluded key components of the lab market. As an example, less than 1 percent of all laboratories submitted data, and over 99 percent of hospital and physician office laboratories were prohibited from reporting their rates.  Also, based on the data submitted to CMS, Quest alone represented nearly 40 percent of all the market data CMS collected despite accounting for less than 15 percent of Medicare claims under CLFS.”

The company expects the impact of the final fee schedule rates under PAMA to be approximately 4% in 2018, and approximately 10% in both 2019 and 2020.

Mr. Rusckowski continued, “These cuts will hurt the industry and our company. We have begun to plan for the worst case, and, as we have said previously, despite the flawed implementation of PAMA, we remain confident in our ability to meet the long-term financial commitments outlined at our 2016 Investor Day.”

Conference Call Information

Quest Diagnostics will hold a conference call to discuss the financial impact of the final 2018 Medicare payment rates beginning at 8:30 a.m. Eastern Time Tuesday, November 21, 2017.  The conference call can be accessed in listen-only mode by dialing 773-756-0467, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 800-839-2313 for domestic callers or 203-369-3137 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time on November 21, 2017 until midnight Eastern Time on December 5, 2017.  Anyone listening to the call is encouraged to read the company’s periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 43,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

50th Anniversary: In 2017, Quest Diagnostics celebrates 50 years of life-changing results. To learn about our legacy of accomplishments and quest to improve healthcare in the future, visit www.QuestDiagnostics.com/50Years.

CONTACT: Dennis Moynihan, 973-520-2192, dennis.j.moynihan@questdiagnostics.com